EXHIBIT 99.1

PRESS RELEASE

Contact: Carole Collins

Director of Investor Relations

(770) 248-9600

INTERCEPT ANNOUNCES AGREEMENT TO SETTLE

CLASS ACTION LITIGATION

ATLANTA, GA (February 18, 2004) - InterCept, Inc. (Nasdaq: ICPT), a leading provider of technology products and services for financial institutions and merchants, today announced that it has reached an agreement to settle the class action securities cases filed in the United States District Court for the Northern District of Georgia. Under the terms of the proposed settlement agreement, which was filed with the court on Tuesday, February 17, 2004, InterCept and its insurance carrier will pay $5.3 million to the plaintiffs and their counsel. InterCept will fund $3.95 million and its insurance carrier will fund $1.35 million of the proposed settlement, which is subject to Court approval. InterCept expects to take a one-time charge of approximately $4.2 million in the fourth quarter of 2003 for the settlement and related costs and expenses. Upon final approval of the settlement, the pending claims against InterCept and the individual defendants will be dismissed without any admission of liability or wrongdoing.

InterCept’s Chairman and Chief Executive Officer, John W. Collins, stated, “Although we continue to believe that the plaintiffs’ claims are without merit, our board of directors concluded it was in the best interests of our shareholders to resolve the case and focus attention on our business. This settlement will allow us to avoid the disruption and distraction to the company that often accompanies this type of litigation. With our recent announcement of the potential sale of our merchant services division, the settlement of this litigation is another step in our efforts to focus on the fundamentals of our financial institution business.”

About InterCept

InterCept, Inc. is a single-source provider of a broad range of technologies, products and services that work together to meet the technology and operating needs of financial institutions and merchants. InterCept’s products and services include core data processing, check processing and imaging, electronic funds transfer, debit and credit card processing, data communications management, and related products and services. For more information about InterCept, go to www.intercept.net or call 770.248.9600.

This release contains forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions, estimates, and projections about InterCept and its industry. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of InterCept’s control, that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include the possibility that the court may not approve the litigation settlement or the settlement may not be consummated on the terms described above. Other risks and factors that may affect InterCept and its share price are discussed in detail in the section in its most recent Quarterly Report on Form 10-Q entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations – Disclosure Regarding Forward-Looking Statements.